Exhibit (d)(6)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is entered into by and between Great Lakes Dredge & Dock Corporation, a Delaware corporation (“Recipient”), and Saltchuk Resources, Inc., a Washington corporation, effective as of the last date set forth below and concerns the disclosure of certain oral and written confidential and proprietary information of Saltchuk Resources, Inc. and its subsidiaries (collectively, “Saltchuk”) in connection with a potential transaction between Recipient and Saltchuk (the “Purpose”). Recipient acknowledges that such information is highly confidential and proprietary and is not available to the public generally.

As used herein, “Confidential Information” means all information, data, documents, agreements, files, and other materials (in any form or medium of communication, including whether disclosed orally or disclosed or stored in written, electronic, or other form or media) that is, directly or indirectly, obtained from or disclosed by or on behalf of Saltchuk, on or after the Effective Date, which (i) relates directly or indirectly to the financial statements of Saltchuk, or (ii) Saltchuk designates with respect to its business or operations (which designation may be via email) as Confidential Information for purposes of this Agreement, and all notes, analyses, compilations, reports, forecasts, data, studies, samples, interpretations, summaries, and other documents and materials (in any form or medium of communication, whether oral, written, electronic, or other form or media) prepared by or for the Recipient to the extent that they contain or otherwise use or reflect, in whole or in part, any such information, data, documents, agreements, files, or other materials. The term “Confidential Information” does not include information that: (i) at the time of disclosure is or thereafter becomes generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient in violation of this Agreement); (ii) was available to the Recipient on a non-confidential basis from a source other than Saltchuk, provided that such source, to the Recipient’s knowledge, is not and was not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal, or fiduciary obligation; (iii) was or is already in the possession of Recipient or any of its Representatives prior to the time of disclosure hereunder, as shown by Recipient’s or such Representative’s files and records, provided that such information is not known by Recipient or any of its Representatives to be subject to another obligation of confidentiality to Saltchuk; or (iv) is independently developed by the Recipient without reference to or reliance upon, or using in any manner, the Confidential Information and without violating any of its obligations under this Agreement, as shown by Recipient’s or such Representative’s files and records. Disclosure of Confidential Information under this Agreement cannot be used by Recipient to claim waiver of attorney-client or other privilege.

In consideration of Saltchuk providing Confidential Information to Recipient, Recipient hereby agrees that the Confidential Information will be used solely for the Purpose, and will not be disclosed to any third party, other than Recipient’s Representatives (as defined below) who have a bona fide need to know such Confidential Information in connection with the Purpose, without written authorization from Saltchuk. The Confidential Information shall be treated confidentially by Recipient and its Representatives. Prior to any disclosure of Confidential Information to any Representatives, Recipient shall inform such Representatives of the confidential nature of the Confidential Information and the understanding upon which it has been furnished. Recipient agrees, at its sole expense, to take all commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. Recipient shall be liable for a breach of this Agreement by any of its Representatives, and will indemnify Saltchuk for all damages arising from any such breach, unless such Representative enters into a confidentiality agreement with Saltchuk. As used herein, “Representatives” means Recipient’s directors, officers, employees, managing members and general partners, agents and consultants (including attorneys, financial advisors, and accountants).

In the event that Recipient or any of its Representatives is requested or required by subpoena or court order to disclose any Confidential Information received pursuant to this Agreement, it is agreed that Recipient will, and will direct its Representatives to, as allowed by applicable law, provide as promptly as possible notice of such request(s) to Saltchuk and will not object to or interfere with Saltchuk’s reasonable efforts to resist disclosure, until an appropriate protective order may be sought or a waiver of compliance with provisions of this Agreement granted. If, in the absence of a protective order or the receipt of a waiver hereunder, Recipient or any of its Representatives is nonetheless, as advised in writing by counsel, legally required to disclose the Confidential Information received pursuant to this Agreement, then in such event Recipient or such Representative may disclose such information without liability hereunder, provided that Saltchuk has been given a reasonable opportunity, as allowed by applicable law, to review the text of such disclosure before it is made and that disclosure is limited to only the Confidential Information specifically required to be disclosed.

All Confidential Information received by Recipient shall remain the sole and exclusive property of Saltchuk. Upon written request by Saltchuk, Recipient will destroy all Confidential Information in its possession. Notwithstanding the foregoing, Recipient and its Representatives may retain a copy of any Confidential Information, including summaries, compilations or analyses thereof to the extent required by applicable law or that are electronically stored copies contained in archives or back-up systems in accordance with ordinary back-up practices or bona fide retention policies; provided that such archival and back-up copies are not readily accessible to users whose functions are not primarily information technology in nature. Any Confidential Information retained shall continue to be treated as Confidential Information subject to the restrictions set forth in this Agreement.

This Agreement shall terminate two years from the effective date. Notwithstanding the immediately foregoing sentence, Recipient’s obligations under this Agreement shall not terminate with respect to any trade secret until such time as such trade secret is no longer a trade secret.

This Agreement shall be construed under and governed by the laws of the State of Delaware applicable to contracts executed and wholly performed in such state. Each party irrevocably and unconditionally consents to the exclusive jurisdiction of the Federal Courts of the United States of America or the courts of the State of Delaware for any actions, in each case located in New Castle County, Delaware, for all suits or proceedings arising out of or relating to this Agreement.

Nothing in this Agreement shall impose any obligation upon either party to consummate a commercial financing relationship, to enter into any discussion or negotiations with respect thereto, or to take any other action not expressly agreed to herein. Neither party shall have any obligation to the other for any action such other party may take or refrain from taking based on or otherwise attributable to any information (whether or not constituting Confidential Information) furnished to such other party hereunder. Nothing contained herein shall limit or preclude Recipient or any of its affiliates (i) from carrying on any business with any party whatsoever, including without limitation, any competitor, supplier or customer of Saltchuk, or any other party which may have interests different than or adverse to Saltchuk or (ii) from carrying on its business as currently conducted or as such business may be conducted in the future. The foregoing shall not limit or change the obligations of confidentiality and nondisclosure contained herein.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, OR RELATED TO, THIS AGREEMENT.

This Agreement is the only agreement between the parties hereto on its subject matter, and nothing in this Agreement shall be deemed to modify or supersede that certain Non-Disclosure Agreement, dated as of October 1, 2025, by and between Recipient and Saltchuk, as supplemented by certain addenda prior to the date hereof and as may be further amended, supplemented and modified hereafter.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

RECIPIENT:		SALTCHUK:

GREAT LAKES DREDGE & DOCK CORPORATION		SALTCHUK RESOURCES, INC.

By:	/s/ Vivienne Schiffer	By:	/s/ Michael Dannenberg

Name:	Vivienne Schiffer	Name:	Michael Dannenberg

Title:	SVP, Chief Legal Officer &	Title:	VP, Corporate Development & Strategy
Chief Compliance Officer

Date:	January 7, 2026	Date:	January 6, 2026

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